Exhibit 10.13
EXECUTION COPY
REAFFIRMATION OF GUARANTEE
REAFFIRMATION OF GUARANTEE (this “Reaffirmation”), dated as of March 5, 2010, is executed by CENTERLINE HOLDING COMPANY (formerly known as and successor to CharterMac), a Delaware business trust (the “Guarantor”), in favor of MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation (“MLCS”).
WHEREAS, Centerline Capital Group Inc. (formerly known as and successor to Charter Mac Corporation), a Delaware corporation (“CCG”), and MLCS entered into that certain ISDA Master Agreement, dated as of December 31, 2001 (the “Master Agreement”), together with the Multicurrency-Cross Border Schedule to the Master Agreement (the “Schedule”), the ISDA Credit Support Annex thereto (the “Annex”) and the confirmation letters identified on Schedule I to the Transaction Assignment Agreements (as defined below) (such confirmation letters collectively being referred to herein as the “Existing Confirmation Letters”) evidencing transactions between CCG and MLCS with respect to certain payment obligations under various Investor Return Floor Agreements (the “IRFAs”) (all such documents, as amended, restated and/or supplemented from time to time, collectively, the “Existing Swap Agreement” and, together with all documents providing security therefore or guaranteeing the same, the “Existing Swap Documents”);
WHEREAS, Guarantor executed that certain Seventh Amended and Restated Guarantee of CharterMac, dated August 17, 2006 (the “Guarantee”), in favor of MLCS with respect to certain obligations of CCG under the Existing Swap Agreement (a true and correct copy of the Guarantee is attached hereto as Appendix A);
WHEREAS, on the date hereof, Guarantor, CCG, Centerline Affordable Housing Advisors LLC (“CAHA”), Centerline Guaranteed Manager II LLC (“Guaranteed Manager”), Centerline Guaranteed Holdings LLC (“Guaranteed Holdings”), Centerline Mortgage Capital Inc. (“CMC”) and Centerline Guaranteed Manager LLC (“Former Guaranteed Manager”) are entering into that certain Master Assignment, Stabilization, Assignment Allocation, Servicing and Asset Management Agreement (the “Master Assignment Agreement”);
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Master Assignment Agreement or the Existing Swap Documents, as applicable;
WHEREAS, on the date hereof, (i) the Property Assignors are assigning and conveying to Guaranteed Holdings all rights of each Property Assignor to certain payments, interests and other rights; (ii) Former Guaranteed Manager is assigning and conveying to Guaranteed Manager all interests of Former Guaranteed Manager as a non-member manager in each Guaranteed Fund GP, Guaranteed SLP and Affiliated Local General Partner; (iii) Centerline Acquisitions II LLC and Centerline Dispositions II LLC are assigning and conveying to Guaranteed LTGP all interests of Centerline Acquisitions II LLC and Centerline Dispositions II LLC in each Affiliated

Local General Partner; and (iv) Guaranteed Holdings is being admitted in place of CCG as a member of each Guaranteed Partnership GP (collectively, the “Assignments”);
WHEREAS, in connection with and in consideration, inter alia, for the Assignments, the rights and obligations of CCG under the Existing Confirmation Letters are being assigned to and assumed by Guaranteed Holdings pursuant to a Transaction Assignment Agreement, dated as of the date hereof (the “Transaction Assignment Agreement”), among MLCS, CCG and Guaranteed Holdings (and with the consent and acknowledgement of Guarantor), such that the Existing Confirmation Letters will be governed by and subject to an ISDA Master Agreement, together with a Multicurrency-Cross Border Schedule to the Master Agreement and an ISDA Credit Support Annex thereto, entered into on the date hereof between MLCS and Guaranteed Holdings (collectively, as amended, restated and/or supplemented from time to time, the “New Swap Agreement” and, together with all documents providing security therefore or guaranteeing the same, as amended, restated and/or supplemented from time to time, the “New Swap Documents,” and together with the Master Assignment Agreement, and the Assignments, the “Restructuring Documents);
WHEREAS, in consideration of MLCS’s agreement to consent to the assignment of the obligations of CCG to Guaranteed Holdings pursuant to the Transaction Assignment Agreement, MLCS’s agreement to enter into the New Swap Agreement and MLCS’s agreement contained herein to release the Guarantor from certain obligations pursuant to the terms hereof, the Guarantor has agreed to reaffirm its obligations for the Ongoing Guarantee Liabilities hereunder;
WHEREAS, it is a condition precedent to MLCS’s agreement to enter into the Transaction Assignment Agreement and the New Swap Agreement that the Guarantor execute and deliver this Reaffirmation in favor of MLCS with respect to certain obligations relating to the Existing Swap Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and conditions herein, the parties hereto agree as follows:
1. Representations and Warranties. THE PARTIES HERETO RECOGNIZE THAT SOME OF THE MATTERS AS TO WHICH REPRESENTATIONS AND WARRANTIES ARE MADE BY GUARANTOR IN THIS REAFFIRMATION ARE OUTSIDE THE KNOWLEDGE OF GUARANTOR AND THAT IN SOME INSTANCES SUCH REPRESENTATIONS AND WARRANTIES MAY NOT BE KNOWN TO BE TRUE AND CORRECT IN EACH AND EVERY RESPECT WHEN MADE. THE PURPOSE OF THE REPRESENTATIONS AND WARRANTIES IS TO (1) ALLOCATE THE RISK OF LOSS AS PROVIDED IN THIS REAFFIRMATION IN THE EVENT OF ANY LOSS TO WHICH MLCS IS ENTITLED TO INDEMNIFICATION HEREUNDER ARISING FROM ANY SUCH REPRESENTATION OR WARRANTY BEING UNTRUE AND (2) TO DEFINE THE RIGHTS OF THE PARTIES IN SUCH EVENT. FOR CLARITY AND THE AVOIDANCE OF DOUBT, WHETHER GUARANTOR OR MLCS HAS KNOWLEDGE THAT A REPRESENTATION OR WARRANTY IS OR MAY BE UNTRUE OR INACCURATE SHALL NOT ON THE ONE HAND, BE A BAR OR DEFENSE TO OR OTHERWISE AFFECT MLCS’S RIGHT TO INDEMNIFICATION OR OFFSET AND SHALL NOT, ON

THE OTHER HAND, GIVE RISE TO A CLAIM BY MLCS AGAINST GUARANTOR FOR FRAUD, FRAUDULENT INDUCEMENT, GROSS NEGLIGENCE OR THE LIKE.
Guarantor hereby represents and warrants to MLCS as of the Closing Date, as follows:
1.1 Corporate Status. Each of the Centerline Controlled Entities (i) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified.
1.2 Corporate Power and Authority; Enforceability. Each of the Centerline Controlled Entities has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the applicable Restructuring Documents and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of such documents. Each of the Centerline Controlled Entities has duly executed and delivered the applicable Restructuring Documents and such documents constitute the legal, valid and binding obligation of such Person enforceable in accordance with its terms. Each of Centerline Controlled Entities (i) is in compliance with all Applicable Laws and (ii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted.
1.3. No Violation. None of (i) the execution, delivery and performance by any of Centerline Controlled Entities of the applicable Restructuring Documents and compliance with the terms and provisions therein, nor (ii) the consummation of the other transactions contemplated thereby on the relevant dates therefor will (1) contravene any applicable provision of any Applicable Law of any Governmental Authority, (2) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Centerline Controlled Entities (other than Liens under any security agreements contemplated herein) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other contractual obligation to which the Centerline Controlled Entities is a party or by which they or any of their property or assets is bound, or (3) violate any provision of the Organizational Documents of the Centerline Controlled Entities.
1.4 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of the applicable Restructuring Documents or (b) the legality, validity, binding effect or enforceability of the applicable Restructuring Documents.
1.5. Intentionally Omitted.

1.6 Solvency. Taking into account the obligations hereunder, the Centerline Controlled Entities, on a consolidated basis, taken as a whole, are Solvent, and will be Solvent following the consummation of the transactions contemplated hereby. Taking into account the transactions contemplated herein, each of the Guaranteed Entities and Guaranteed Holdings is Solvent, and will be Solvent following the consummation of the transactions contemplated by the applicable Restructuring Documents.
1.7 Liens. There are no Liens on the property or assets of any Guaranteed Fund, other than (i) Liens on the limited partnership interests of the Guaranteed Funds interest in the Local Partnerships securing the obligations of the Guaranteed Fund to make contributions to the Local Partnerships, and (ii) Liens on the partnership interests of the Guaranteed Manager in each Guaranteed Fund GPs and Guaranteed SLPs pursuant to the Assignment and Subrogation Agreements.
1.8 Ownership. Exhibit 7.1.8 to the Master Assignment Agreement sets forth a complete and accurate chart, in all material respects, of each of the Centerline Global Entities (excluding CHC and CCG) and their Subsidiaries, including (i) the legal name of each such Centerline Global Entity, (ii) the jurisdiction of organization of each such Centerline Global Entity, (iii) each Person that has an ownership interest (including minority interests) in each such Centerline Global Entity, including (1) the percentage voting ownership and percentage economic ownership of each such Centerline Global Entity, and (2) any unfunded equity commitments with respect to each such Centerline Global Entity, and (iv) the manager and/or servicer with respect to each such Centerline Global Entity.
1.9 Information True, Complete and Not Misleading. CHC, CCG and CAHA have made available to MLCS all material agreements, instruments, side agreements and corporate or other restrictions (including under their respective organizational documents) to which the Centerline Controlled Entities are subject or by which any of their property or activities is bound or subject.
CHC, CCG and CAHA have disclosed to MLCS all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Guaranteed Holdings or MLCS, in its capacity as issuer of the IRFA.
None of the reports, financial statements, certificates or other information furnished or given by CHC, CCG or CAHA on behalf of any Centerline Controlled Entity to MLCS in connection with the negotiation of the Restructuring Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when considered as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and such assumptions have been updated to the extent such assumptions were determined to be unreasonable, it being recognized by MLCS that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material, and (ii) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (each of (i) and (ii) being the “Projection Exceptions”).
1.10 Guaranteed Holdings Assigned Rights. Exhibit 4.3 to the Master Assignment Agreement sets forth a complete and accurate list, in all material respects, of all Guaranteed Holdings Assigned Rights as of the date hereof, including a description of each of the items assigned. All Guaranteed Holdings Assigned Rights are held by the parties that have assigned them to Guaranteed Holdings pursuant to the Property Assignment Agreement and all present and rights to future Guaranteed Holdings Assigned Rights have been transferred to Guaranteed Holdings pursuant to such Property Assignment Agreement. Other than as disclosed on Exhibit 4.3 to the Master Assignment Agreement, there are no other agreements, side letters, instruments or other legal documents known to CHC, CCG and CAHA that will or could give rise to any Guaranteed Holdings Assigned Rights. All rights of any Affiliate of Guarantor that has an equity or economic interest in any entity involved in the transactions relating to the IRFAs have been assigned to Guaranteed Holdings or an Affiliate thereof other than the interests of CAHA and Centerline Guaranteed Holdings LLC.
1.11 Projections. The projections of the (i) current average amounts and the future expected amounts of Guaranteed Fund Expenses, (ii) the required amounts to achieve Stabilization for each of the Work-Out Bonds as set forth on Schedule B to the Master Assignment Agreement and (iii) the amount of the Debt Service Shortfall Payments, delivered to MLCS on or before the Closing Date were prepared in good faith based upon current information available to the Bond Servicer and to the best of each Centerline Party’s knowledge, after due inquiry, is a reasonable approximation of the amount of such obligations and assumptions believed by CHC, CCG and CAHA to be reasonable at the time made; it being recognized by MLCS that such projections are subject to the Projection Exceptions.
1.12 Local Partnership Voluntary Loans. As of the Closing Date, there are no direct Voluntary Loans made by any of the Centerline Parties to any Local Partnership, except those set forth on Exhibit 4.3 to the Master Assignment Agreement. There are no past due amounts on any Bonds.
1.13 Taxes and Other Obligations. Each of the Guaranteed Funds and the Guaranteed Partnerships has paid or caused to be paid all material payments, expenses and Taxes required to have been paid by it, except where (i) such payments and expenses are Receivables Contributions, (ii) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (iii) such Guaranteed Fund or Guaranteed Partnership has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
1.14 Uniform Commercial Code Financing Statements. Exhibit 8.1.14 to the Master Assignment Agreement sets forth a complete and accurate list, in all material respects, of each Uniform Commercial Code financing statement filed against the entity listed thereon.

1.15 Disposition Fees. There have been no Disposition Fees (earned or accrued) on or prior to the Closing Date with respect to any of the Centerline Global Entities.
1.16 Employees. None of the Guaranteed Funds nor the Guaranteed Partnerships have any employees. No employees of CHC, CCG or CAHA hold any Guaranteed Holdings Assigned Rights.
1.17 Compliance with Laws. Each of CHC, CCG, CAHA, the Guaranteed Manager and CMC is in compliance with all Applicable Laws binding upon it or its property, in each case. The ownership and operation of the Properties have been conducted in accordance with all Applicable Laws of all Governmental Authorities having jurisdiction over the Properties and/or the applicable Centerline Controlled Entity.
1.18 No Violation. None of (i) the execution, delivery and performance by any of any Centerline Global Entity of the Restructuring Documents and compliance with the terms and provisions therein, or (ii) the consummation of the other transactions contemplated thereby on the relevant dates therefor will (1) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Centerline Global Entity pursuant to the BOA Credit Agreement or (2) violate any provision of the Organizational Documents of any Centerline Global Entity.
1.19. Litigation. There is no action, suit, claim, proceeding, arbitration governmental inquiry or investigation pending threatened against any Centerline Global Entity or any Affiliate thereof, at law or in equity, before or by any Governmental Authority, which, if adversely determined, would prevent the consummation of the this Reaffirmation or the transactions contemplated by the Master Assignment Agreement, or materially and adversely affect the Assignments or the transactions contemplated by the Master Assignment Agreement. There is no action or suit by or against any Property Assignor pending or threatened by or against any other Person or entity relating to the Assignments or the transactions contemplated by the Master Assignment Agreement.
1.20. LIHTC Matters. Except as set forth on Exhibit A, (i) each Property held by a Guaranteed Local Partnership is a “qualified low-income housing project,” and (ii) each apartment building at such Property is a “qualified low-income building,” (within the meaning of Section 42(c)(2) and Section 42(i)(3), of the Code respectively), and (iii) each Property has received 8609’s for all buildings in which Tax Credits have been claimed (except the Timber Oaks project). Each Property has been operated in material compliance (“Compliance”) with all regulatory agreements with the state agencies and each Guaranteed Local Partnership has complied in all material respects with all applicable state and federal monitoring and reporting requirements with respect to Tax Credits and the Properties, including, without limitation, all such requirements of the state agency and of the IRS, whether in regulations, administrative rulings or other promulgations, and each Guaranteed Local Partnership has fully satisfied all other material ownership and operating restrictions contained in any restrictive covenants of record, loan agreements, or otherwise, including tenant income and rent restrictions, applicable to the such Property. No owner of any Property has received any notice that it was not in

Compliance. None of the Guaranteed Local Partnerships are currently a party to any legal, administrative or regulatory proceeding in which, among other things, the IRS is seeking to recapture or otherwise disallow any Tax Credit claimed in the current or prior years. The applicable Centerline Global Entities have at all times been in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration, list maintenance and record keeping and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations thereof, as applicable). No Centerline Global Entity, as applicable, has at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011, 301.6111 or 301.6112 or that would have been such a “listed transaction” if current tax law was in effect at the time the transaction was entered into.
1.21. Capital Contributions. Schedule I attached hereto contains a true, accurate and complete list of: (i) the amount of the Capital Contributions of the applicable Centerline Controlled Entity to each Guaranteed Local Partnership as of the Closing Date; (ii) the amount of the remaining Capital Contributions of the applicable Centerline Controlled Entity attributable to each Guaranteed Local Partnership as of the Closing Date; and (iii) the amount of the Capital Account Balance of the applicable Centerline Controlled Entity with respect to each Guaranteed Local Partnership as of December 31, 2009.
2. Guarantor hereby acknowledges and agrees that the Guarantee shall continue in full force and effect in accordance with its terms and is hereby ratified and confirmed, notwithstanding any action or inaction of MLCS, and Guarantor hereby agrees to indemnify MLCS for any losses, expenses, damages, claims and/or similar liabilities (a “Loss”) but only to the extent Guarantor and/or CCG would have been obligated to MLCS for any such Loss assuming the Existing Swap Documents remained in full force and effect (and had not been modified or supplemented), other than any obligation to post Collateral for any Exposure or Independent Amount, on and after the date hereof with respect to any of the following (collectively, the “Ongoing Guarantee Liabilities”):
a.	The inaccuracy of any representations or warranties contained in Section 1 hereof.

b.
Relating to the Timber Oaks project; provided, however, that Guarantor shall be released from any Ongoing Guaranteed Liability under this Section 2(b) upon receipt of copies of all Form 8609’s for all residential units at the Timber Oaks project; the withdrawal or cancellation of all Form 8823’s previously issued; an analysis of Reznick or other accounting firm acceptable to MLCS, calculating the potential financial impact to the investor due to the late delivery of the Form 8609’s; and payment by the Centerline Controlled Entities of the amount of the potential financial impact (inclusive of interest and penalties that may be due to the Internal Revenue Service) as calculated by Reznick and agreed to by MLCS as such conditions are more fully described in Paragraph 13 of the Credit Support Annex delivered on the date hereof;

c.	Any Local Partnership receiving notice of non-compliance from the Internal Revenue Service under any federal tax laws or regulation relating to any period on or before the date hereof;

d.	Any non-compliance under federal tax laws or regulations by any third party Local General Partner for any Property relating to any period on or before the date hereof;

e.	Any non-compliance under federal tax laws or regulations by any Affiliated Local General Partner for any Property relating to any period on or before the date hereof;

f.	Any allocation of any Tax Credit to an investor in any Guaranteed Partnership not entitled to receive such allocation relating to any period on or before the date hereof;

g.	Any inaccuracy in, or non-compliance under any federal tax laws or regulations, with respect to the historic components of current pro formas provided by any Centerline Party to MLCS;

h.	Any inaccuracy in, or non-compliance under any federal tax laws or regulations, with respect to the future components of current pro formas provided by any Centerline Controlled Entity to MLCS;

i.
Any non-compliance under federal tax laws or regulations by any Guaranteed Partnership, Guaranteed Fund or Guaranteed Local Partnership, or any member or partner of any of the foregoing, relating to any period on or before the date hereof;

j.	Any revenues or expenses with respect to the Properties not being recorded in accordance with federal tax laws or regulations or GAAP relating to any period before the date hereof ;

k.
Failure for net income or loss to be have been properly allocated within any Guaranteed Partnership, Guaranteed Fund and/or Guaranteed Local Partnership, or any member or partner of any of the foregoing relating to any period on or before the date hereof;

l.	Any Deficit Restoration Obligation resulting in future liability to any investor in any Guaranteed Partnership, any Centerline Party and/or MLCS;

m.
Any rights of any Centerline Global Entity, Centerline Controlled Entity or an Affiliate thereof as applicable to receive fees, payments or other receivables from the Guaranteed Partnerships, Guaranteed Funds and/or Local Guaranteed Partnerships, or any member or partner of any of the foregoing, not being assigned as contemplated by the Master Assignment Agreement and/or the New Swap Agreement;

n.
Any equity interests in any Centerline Global Entity, Centerline Controlled Entity or an Affiliate thereof as applicable not being assigned as contemplated by the Master Assignment Agreement and/or the New Swap Agreement;

o.
Any due and unpaid outstanding liabilities of the Guaranteed Partnerships, Guaranteed Funds and/or Guaranteed Local Partnerships, or any member or partner of any of the foregoing, to any Centerline Global Entity, Centerline Controlled Entity or any third party relating to any period on or before the date hereof;

p.	Any True-Up Payments calculation prior to the date hereof not being performed in accordance with the Organizational Documents of the Guaranteed Partnerships;

q.
Any claim by or liability to investors in the Guaranteed Partnerships against the Guaranteed Funds, the Guaranteed Fund GPs or any Centerline Controlled Entity that any True-Up Payments calculation prior the date hereof was not performed in accordance with the Organizational Documents of the Guaranteed Partnerships;

r.
Any claim or liability resulting from consent not being obtained with respect to any action taken by any general partner or manager of any Guaranteed Partnerships, Guaranteed Fund and/or Guaranteed Local Partnerships on or before the date hereof;

s.
Any negative financial impact to the Guaranteed Partnerships, the Guaranteed Funds and/or the Guaranteed Local Partnerships resulting from units at any of the Properties having been taken out of service due casualty, fire or similar loss on or before the date hereof;

t.
Any claim or liability resulting from actions taken by CMC or any Centerline Controlled Entity under any Bond Transaction on or before the date hereof relating to, among other things, debt forbearances, default waivers and/or stabilization extensions;

u.
Any claim against or liability to the Properties, the Local General Partners, the Guaranteed Funds, the Guaranteed Local Partnerships or MLCS resulting from any pending or threatened litigation existing on the date hereof relating to any of the foregoing;

v.
Any claim against or liability to the Properties, the Local General Partners, the Guaranteed Funds, the Guaranteed Local Partnerships or MLCS resulting from any environmental condition existing on the date hereof at the Properties;

w.
Any claim against or liability to the Properties, the Local General Partners, the Guaranteed Funds, the Guaranteed Local Partnerships or MLCS, relating to any period on or before the date hereof, resulting from the expiration of any Section 8 Housing Assistance Payment Contract at the Properties;

x.	Any non-compliance with any subsidy or financing program of any state that provides direct or indirect assistance to any Property relating to any period on or before the date hereof,

y.
Any adverse financial impact to the capital accounts of any partner or member in any Local General Partners, Guaranteed Fund and/or the Guaranteed Local Partnerships relating to any period on or before the date hereof;

z.	Any claim or liability relating to insufficient reserves on the part of the Guaranteed Partnerships, the Guaranteed Funds and/or the Guaranteed Local Partnerships existing on the date hereof;

aa.	Non-compliance under any federal tax laws or regulations relating to any period on or before the date hereof with respect to any bond financing applicable to any of the Properties;

bb.
Any negative financial impact to the Guaranteed Partnerships, the Guaranteed Funds and/or the Guaranteed Local Partnerships resulting from other subsidies providing assistance directly or indirectly to the Properties existing on the date hereof;

cc.
Any bankruptcy of any Centerline Global Entity or Centerline Controlled Entity that results in an adverse financial impact to any General Partnership, Guaranteed Fund and/or Guaranteed Local Partnership, or any partner or member of any of the foregoing; and

dd.	Any of the facts or circumstances listed on Exhibit A hereto;
provided, however, Guarantor shall only be liable to the extent any such Loss (i) relates to one of the Properties listed on Exhibit B hereto and either Guarantor had knowledge of applicable facts or circumstances or a prudent asset manager exercising appropriate care and due diligence should have had knowledge of the applicable facts or circumstances, in each such case as of the date hereof, (ii) relates to any Property other than those listed on Exhibit B; provided, however, Guarantor shall not be liable for any Loss for which it can show it had no knowledge and with the care and due diligence of a prudent asset manager would not have known and the facts or circumstances giving rise to such Loss, and (iii) any such Losses relate to facts and circumstances in 2(l), (m) and (n) regardless of who controls the Property.
3. Except with respect to the Ongoing Guarantee Liabilities set forth in Section 2 of this Reaffirmation, MLCS agrees that the Guarantor shall be released from its obligations under the Guarantee on the date hereof.
4. Guarantor hereby acknowledges and agrees that MLCS is relying upon this Reaffirmation in conjunction with the execution of the Transaction Assignment Agreement and the New Swap Agreement. The obligations of the Guarantor hereunder are only with respect to any Loss arising by reason of the obligations under the Confirmations to the Existing Swap Agreements and that Guarantor shall have no obligation to post Collateral relating to any Exposure or Independent Amount pursuant to the Collateral Support Annex to the Existing Swap Agreement or otherwise.
5. Guarantor hereby represents and warrants to MLCS that it has no defenses to the enforcement of any rights or remedies available to MLCS under the Existing Swap Agreement and that it has no rights of offset or other claims against MLCS with respect to the Existing Swap Agreement or enforcement of the rights and remedies under the Existing Swap Agreement.
6. Guarantor acknowledges receipt and approval of the Transaction Assignment Agreement and the New Swap Agreement and further agrees to their acceptance and consents to the terms thereof.
7. Guarantor hereby agrees to fund up to $167,000 per month in debt service shortfalls relating to the Bond financing at the Properties until the earlier of January 12, 2012 or receipt of evidence satisfactory to MLCS pursuant to Paragraph 13(m)(vi)(2)(F) of the Credit Support Annex of the New Swap Agreement.
8. This Reaffirmation shall inure to the benefit of MLCS and its respective heirs, successors and assigns.
9. This Reaffirmation shall be governed by the laws of the State of New York.

[Signature Page to Reaffirmation of Guarantee]
IN WITNESS WHEREOF, Guarantor has duly executed this Reaffirmation under seal as of the day and year first above written.

“GUARANTOR” CENTERLINE HOLDING COMPANY, a Delaware business trust
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

Acknowledged and Consented To By:

MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation
By:	/s/ Edward H. Curland
	Name:	Edward H. Curland
	Title:	Authorized Signatory